[Logo of CBRL Group, Inc.]                                       POST OFFICE BOX
                                                              LEBANON, TENNESSEE
                                                                      37088-0787
                                                              PHONE 615.443.9869
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CBRL GROUP, INC.
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                                                Contact:  Lawrence E. White
                                                          Senior Vice President/
                                                          Finance and Chief
                                                          Financial Officer
                                                          (615) 443-9869

            CBRL GROUP, INC. REPORTS MARCH SALES AND UPDATES EARNINGS
                  GUIDANCE FOR THE THIRD QUARTER OF FISCAL 2005

LEBANON,  Tenn.  (March 29, 2005) -- CBRL Group,  Inc. (the "Company")  (NASDAQ:
CBRL) today reported comparable store sales for the four-week period ending March 25, 2005. It also updated its earnings guidance for its third fiscal quarter of 2005 and reaffirmed its guidance for the full fiscal year of 2005.

     The Company reported that comparable store restaurant sales for the four weeks ending Friday, March 25, 2005 in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were up 3.5% from the comparable period last year, with an approximately 3.6% higher average check, including approximately 2.0% higher menu pricing. Cracker Barrel comparable store retail sales in March were up 1.8%. The Easter holiday is two weeks earlier this year than last year, and the pre-Easter period fell in late fiscal March this year, benefiting Cracker Barrel's comparable store restaurant sales by approximately 1-1.5% and retail sales by approximately 2.5-3%. Comparable restaurant sales in the Company's Logan's Roadhouse(R) restaurants in March were up 3.2%, with an approximately 3.7% higher average check, including approximately 3.3% higher menu pricing. Logan's comparable store sales benefited by approximately 0.5% from the pre-Easter period falling in fiscal March this year.

     The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

     The Company updated its guidance for the third fiscal quarter of 2005. The Company's present guidance is for diluted net income per share for the third quarter of fiscal 2005, which ends April 29, 2005, of $0.54-0.56 compared to the restated $0.49 per share in the third quarter of last year on a total revenue increase of approximately 8-9%.

     The Company reaffirmed its guidance for the full fiscal year of 2005, reflecting its present expectation of a percentage increase in diluted net income per share in the mid-to-high teens above the restated $2.18 in fiscal 2004 (excluding a settlement charge taken in the fourth quarter of last year).

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 519 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 123 company-operated and 22 franchised Logan's Roadhouse restaurants in 18 states.

                                     -MORE-

CBRL Reports March Sales and Updates Earnings Guidance
Page 2
March 29, 2005
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     Except for specific historical  information,  many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking   statements   generally   can  be  identified  by  the  use  of
forward-looking   terminology  such  as  "assumptions,"   "target,"  "guidance,"
"outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe," "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; commodity, workers' compensation, group health and utility price changes; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; competitive marketing and operational initiatives; the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of terrorist acts or war and military or government responses; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; increases in construction costs; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the actual results of pending or threatened litigation or governmental investigations; the costs and effects of negative publicity associated with Company operations or political or charitable activities; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

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